HUMANA INC.

DEFERRED COMPENSATION PLAN

ARTICLE I

Introduction and Purpose

1.1 Statement of Purpose.  The primary purpose of this Plan is to provide certain key employees of Humana Inc. and its subsidiaries with the opportunity to defer receipt of a portion of certain incentive compensation to which they may become entitled while the Plan is in effect.  The Plan is intended to be an unfunded, nonqualified deferred compensation plan and shall be construed accordingly.

1.2 Top Hat Plan.  The Company intends that the Plan constitute an unfunded “top hat” plan maintained for the purpose of providing deferred compensation to a select group of management or highly-compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

ARTICLE II

Definitions and Construction

2.1 Definitions.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

(1) Account:  The notional account established and maintained by the Plan on behalf of each Participant to record such Participant’s interest under the Plan.

(2) Allocation Date:  With respect to a Deferral Election, the date on which all or a portion of a Participant’s Deferral Amount is credited to his or her Account, which shall be the date which is 15 days after such Deferral Amount (or portion thereof) would have been paid to the Participant if the Participant had not made a Deferral Election.

(3) Authorized Officer:  The Company’s Chief Executive Officer and any other officer designated by the Committee as an Authorized Officer for purposes of the Plan.

(4) Beneficiary:  The term “Beneficiary” shall have the meaning set forth in Section 10.3.

(5) Board:  The Board of Directors of the Company.

(6) Change in Control:  The occurrence of any of the following events:

(a) An acquisition (other than directly from the Company) of any  voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”) (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who, as of the effective date of this Plan are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c) The consummation of:

(A) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where:

(i) the stockholders of the Company, immediately before such  merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the  combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(ii) the individuals whowere members of the Incumbent Board  immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or  indirectly owning a majority of the Voting Securities of the Surviving Corporation, and no agreement, plan or arrangement is in place to change the composition of the board of directors following the merger, consolidation or reorganization; and

(iii) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial  Ownership of twenty percent (20%) or more of the then outstanding Voting Securities, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the  Surviving Corporation’s then outstanding voting securities.

(iv) A complete liquidation or dissolution of the Company; or

(v) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(7) Code:  The Internal Revenue Code of 1986, as amended.

(8) Committee:  The Organization & Compensation Committee of the Board or such other committee of directors designated by the Board.

(9) Company:  Humana Inc.

(10) Deferral Amount:  The portion of a Participant’s Incentive Compensation elected by the Participant to be deferred in a Plan Year.

(11) Deferral Election:  A Participant’s timely election pursuant to Article IV which sets forth a Deferral Amount, a Deferral Period and a Distribution Method.

(12) Deferral Period:  The term “Deferral Period” shall have the meaning set forth in Section 4.1.

(13) Distribution Method:  The term “Distribution Method” shall have the meaning set forth in Section 6.2

(14) Eligible Employee:  For any Plan Year, (i) any person employed by the Company or any Subsidiary whose annual rate of base compensation as of December 31 of the year prior to the Plan Year exceeded the limitation provided in Code Section 401(a)(17) for the Plan Year and (ii) any other employee of the Company or any Subsidiary who the Committee or an Authorized Officer designates, prior to March 31 of a Plan Year, as an Eligible Employee for that Plan Year.

(15) ERISA:  Employee Retirement Income Security Act of 1974, as amended.

(16) Incentive Compensation:  Performance-based compensation, as such term is defined under Section 409A, paid by the Company or a Subsidiary to a Participant in respect of a Plan Year pursuant to any annual incentive plan sponsored by the Company or a Subsidiary in which a Participant participates.

(17) Investment Options:  The hypothetical investment vehicles in which a Participant’s deferrals may be deemed invested if and to the extent permitted by the Committee pursuant to Article V.  Investment Options shall be limited to those made available by the Committee in its discretion from time to time.

(18) Participant:  Any Eligible Employee who has become a Participant of the Plan pursuant to Section 3.1 until such individual ceases to be a Participant pursuant to Section 3.2.

(19) Payment Commencement Date:   With respect to any Deferral Election, the first day of the second calendar month following the end of the Deferral Period set forth in the Deferral Election.

(20) Plan:  This Humana Inc. Deferred Compensation Plan, as amended from time to time.

(21) Plan Year:   The calendar year commencing with the first Plan Year being 2011.

(22) Separation from Service:  The termination of employment with the Company, as set forth in Section 409A.

(23) Section 409A.  Section 409A of the Code and the regulations and interpretive guidance issued thereunder.

(24) Subsidiary:   Any subsidiary of the Company listed on Schedule A hereto.

(25) Unforeseeable Emergency:  A severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or any similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The determination of whether an Unforeseeable Emergency exists shall be made by the Committee or Authorized Officers in accordance with Section 409A.

2.2 Headings.  The headings of Articles and Sections herein are included solely for convenience, and, if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE III

Participation

3.1 Eligibility.  An Eligible Employee shall become a Participant in the Plan upon a Deferral Election becoming irrevocable pursuant to Section 4.2.

3.2 Cessation of Eligibility.  A Participant shall cease to be a Participant upon the final distribution of all amounts credited to the Participant’s Account.

ARTICLE IV

Deferral Elections

4.1 Deferral Election.  Each Participant may elect to have the payment of up to 80% of his or her Incentive Compensation for a Plan Year deferred pursuant to the Plan; provided, that such amount must be equal to or greater than $25,000.  If a Participant’s Deferral Election results in a Deferral Amount of less than $25,000, then the Deferral Amount shall be zero.  Each Deferral Election shall be made on a deferral election form to be provided by the Company and shall specify (i) the Deferral Amount, (ii) the Deferral Period and (iii) the Distribution Method.  For purposes of the Plan, “Deferral Period,” with respect to any Deferral Election, shall mean the period commencing on the Allocation Date and, ending, at the election of the Participant, on (A) the date that is six months following the date of the Participant’s Separation from Service, (B) a date specified by the Participant in his or her Deferral Election or (C) the earlier of either the date that is six months following the date of the Participant’s Separation from Service or any date specified by the Participant in his or her Deferral Election.

4.2 Timing of Deferral Elections.  Deferral Elections made in respect of Incentive Compensation otherwise payable to Participants in a Plan Year shall be timely if made no later than March 31 of the Plan Year with respect to which the Incentive Compensation is earned.  A Deferral Election shall be irrevocable as of such date, except in the event of an Unforeseeable Emergency as described herein.  A Participant may change a Deferral Election in respect of any Plan Year prior to the date it becomes irrevocable.

4.3 Subsequent Deferrals.  With respect to any Deferral Election, a Participant may change the Deferral Period to one of the alternatives provided in Section 4.1 and/or the Distribution Method to one of the alternatives provided in Section 6.2, provided that any such change (i) will not be effective for twelve (12) months after the date on which such change is made, (ii) in the case of a Deferral Period that ends  on a specified date, must be made not less than twelve (12) months prior to the date of the first scheduled payment in respect of the Participant’s applicable Deferral Amount and (iii) will result in a Payment Commencement Date that is at least five (5) years after the previously scheduled Payment Commencement Date; provided further that a Participant shall be permitted to change the Distribution Method from a lump sum to installments only if the Deferral Amount (plus allocated earnings or losses) with respect to which the change is being made is equal to or greater than $100,000 at the time of such change.  Notwithstanding anything herein to the contrary, any change made pursuant to this Section 4.3 shall be done in a manner that complies with Section 409A.

ARTICLE V

Deferral Accounts

5.1 Deferral Account.  An Account shall be established on the books and records of the Company in the name of each Participant, which shall reflect the amount of actual deferrals pursuant to Article IV plus any earnings and less any losses thereon as an unfunded liability of the Plan to such Participant.  Amounts attributable to each Deferral Election shall be accounted for separately in a Participant’s Account.  Participants shall be fully vested in their Account balance at all times.

5.2 Credits to Accounts.  On each Allocation Date, an amount reflecting the Participant’s Deferral Amount which would otherwise have been paid to the Participant on such Allocation Date shall be credited to the Participant’s Account.

5.3 Investment of Accounts.  Participants’ Accounts shall accrue interest commencing on the Allocation Date at a rate prescribed by the Committee from time to time.  If and at such time as the Committee so determines to permit Participants to elect to have their Accounts deemed invested in Investment Options, Participants shall elect the Investment Option(s) in which amounts credited to the Participant’s Account shall be deemed to be allocated, which may be allocated in such increments as the Committee may from time to time permit.  If a Participant makes no investment election or makes an investment election with respect to less than 100% of his or her Account balance pursuant to this Section 5.3, unallocated amounts shall be deemed to be allocated to the default Investment Option established by the Committee.  A Participant may change the allocation of his or her Account balance among the Investment Options at the time or times and in the manner as the Committee may prescribe.  Any investment election or change in investment election shall apply to all amounts credited to the Participant’s Account notwithstanding the separate accounting for amounts attributable to each Deferral Election.

5.4 Adjustments to Account Balances.  The balances in Participants’ Accounts shall be adjusted for gains (or losses) as if such amounts were actually invested in the Investment Options selected by the Participants.  The balances in a Participant’s Account will continue to accrue interest or, if the Committee has so determined, be allocated among the Investment Options in accordance with this Article V until his or her Account balance has been completely distributed.

ARTICLE VI

Distributions

6.1 Distributions Upon End of Deferral Period.  With respect to any Deferral Election, payment of a Participant’s Account attributable to such Deferral Election shall be made or commence to be paid on the Payment Commencement Date in the manner set forth in this Article VI.

6.2 Distribution Method.  Distribution of amounts credited to a Participant’s Account shall be made in accordance with the Distribution Method elected by the Participant in the applicable Deferral Election.  For purposes of the Plan, “Distribution Method” shall mean, with respect to payments of amounts credited to a Participant’s Account pursuant to a Deferral Election, either (i) a lump sum payment on the Payment Commencement Date or (ii) a number of annual installments (not exceeding 10) or quarterly installments (not exceeding 40) specified by the Participant in his or her Deferral Election, with (A) the first installment to be paid on the Payment Commencement Date and (B) installments subsequent to the first installments to be paid on the first day of the applicable calendar month each quarter or year thereafter; provided, that, if the Deferral Election results in a Deferral Amount of less than $100,000, the Distribution Method for that Deferral Election shall be a lump sum.

6.3 Amount of Distribution.

(a) Lump Sum Payment.  If a Participant elects a lump sum payment with respect to a Deferral Election, such payment shall consist of cash equal to the value, as of the day preceding distribution, of that portion of the Participant’s Account that is attributable to such Deferral Election.

(b) Installment Payments.  If a Participant elects installments with respect to a Deferral Election, the amount payable under each such installment shall be a cash payment equal to the value, as of the day preceding the installment payment, of that portion of the Participant’s Account balance that is attributable to such Deferral Election divided by the number of remaining installment payments to be made (including the installment then being made).

6.4 Accelerated Payment in the Event of Death.  Notwithstanding any other provision of the Plan or any Deferral Election, in the event a Participant dies prior to receiving distribution of his or her entire Account balance, payments shall be made to the Beneficiary or, if applicable, to the estate of the Participant, in accordance with the applicable beneficiary designation form.  The Company shall pay to the Beneficiary or, if applicable, to the estate of the Participant within ninety (90) days following date of the Participant’s death a lump sum cash payment equal to the value of his or her entire Account balance as of the day preceding the distribution.

6.5 Accelerated Payment Upon a Change in Control.  Notwithstanding any other provision of the Plan or any Deferral Election, upon a Change in Control which constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A and the regulations thereunder, shall pay to each Participant within thirty (30) days following the Change in Control a lump sum cash payment equal to the value of his or her entire Account balance as of the day preceding the distribution.

6.6 Distributions Upon an Unforeseeable Emergency.  Upon written application by a Participant who has experienced an Unforeseeable Emergency, the Committee may distribute to such Participant all or a portion of his or her Account balance in an amount not to exceed the amount determined by the Committee as being reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated as a result of the distribution), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severance financial hardship, or by cessation of current deferrals under the Plan.

ARTICLE VII

Administration

7.1 General Powers and Responsibilities of the Committee.  The Committee shall have full authority to construe and interpret the terms and provisions of the Plan, and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts as it shall, from time to time, deem advisable, and otherwise to supervise the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any Deferral Election hereunder, in the manner and to the extent it shall deem necessary to effectuate the Plan.  Any decision, interpretation or other action made or taken in good faith by or at the direction of the Committee in connection with the Plan shall be in the sole and absolute discretion of the Committee and shall be final, binding and conclusive.  A Participant shall not participate in any decision involving a request made by him or her or relating in any way to his or her rights, duties, and obligations as a participant in the Plan (unless such decision relates to all Participants generally and in a similar manner).

7.2 Liability and Indemnification of the Committee and Authorized Officers.  No member of the Committee or any Authorized Officer shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties.  The Company hereby agrees to indemnify the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

ARTICLE VIII

Amendment or Termination of the Plan

The Company, by action of the Board or the Committee, may amend, modify or terminate the Plan in whole or in part at any time and for any reason without prior notice to or consent of any Participant; provided, however, that no amendment, modification or termination of the Plan shall reduce a Participant’s Account balance, or change a previously specified Deferral Election as of the date of such amendment, modification or termination.  In addition, any Authorized Officer may amend Schedule A to add to or remove from Schedule A any Subsidiary.

ARTICLE IX

Claims Procedure

The Committee shall have full power and authority to interpret, construe, and administer the Plan, and the Committee’s interpretations and construction hereof, and actions hereunder, including the value, amount, timing, form, or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes.  Notwithstanding the foregoing, the determination of a Change in Control event will be objectively determinable and the Committee shall not have discretionary authority to determine whether a Change in Control has occurred.

In the event that a claim for a benefit is wholly or partially denied, the Committee shall, within ninety (90) days after receipt of the claim by the Plan, provide the claimant with a written statement setting forth the specific reasons for the adverse determination; reference to the specific Plan provisions on which the determination is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

The claimant will have sixty (60) days following receipt of an adverse benefit determination within which to appeal the determination.  During such time, the Participant will have the opportunity to submit written comment, documents, records, and other information relating to the claim for benefits.  The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Committee will notify the claimant within sixty (60) days after receipt of the claimant's request for review by the Plan.  In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant the specific reason or reasons for the adverse determination; reference to the specific Plan provisions on which the benefit determination is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and a statement describing any voluntary appeal procedures offered by the Plan and the claimant's right to obtain the information about such procedures, and a statement of the claimant's right to bring an action under section 502(a) of ERISA.

No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.  Claimants who are members of the Committee shall not participate in any action or determination regarding their own benefits hereunder.

ARTICLE X

Miscellaneous

10.1 Participant Rights in the Plan Unfunded.  Any liability of the Plan or the Company to any Participant with respect to any benefit shall be based solely upon the contractual obligations created by the Plan and the Deferral Election forms.  No such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Plan or the Company.  The obligations under the Plan shall be unfunded and unsecured promises to pay.  No Participant or Beneficiary shall have any rights under the Plan other than those of a general unsecured creditor of the Company and any Subsidiary for whom a Participant provides services.  The Company may establish a trust for the benefit of Participants hereunder or otherwise segregate, identify or reserve assets for the purpose of paying benefits hereunder; provided, however, that assets segregated, identified or reserved for the purpose of paying benefits pursuant to the Plan shall remain general corporate assets subject to the claim of the creditors of the Company and any Subsidiary for whom a Participant provides services or in the case of assets held in a trust established by the Company, subject to the claims of general creditors to the extent provided in such trust.

10.2 Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, any amount payable under the Plan.  All amounts payable under the Plan, and all rights to such amounts, are expressly declared to be unassignable and non-transferable, except that, in the case of a Participant’s death, payments under this Plan shall be made in accordance with Section 6.4.

10.3 Designation of Beneficiary.  Each Participant at the time he or she completes his or her initial  Deferral Election shall designate a beneficiary (a “Beneficiary”) and a contingent Beneficiary to whom benefits hereunder are to be paid if the Participant dies prior to receiving his or her Account balance.  A Participant may change his or her Beneficiary designations at any time by filing a revised Beneficiary designation form with the Company or such other individual or entity designated by the Committee.  Any Beneficiary designation or change in Beneficiary Designation shall not be effective until it has been delivered to the Company.  If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, the Company shall pay the Account balance to the estate of the Participant.

10.4 Incapacity.  In the event benefits become payable under the Plan after a Participant becomes incapacitated, such benefits shall be paid to the Participant’s legal guardian or legal representative.

10.5 No Right to Continued Employment.  Nothing in the adoption or implementation of the Plan shall confer on any employee the right to continued employment by the Company or a Subsidiary or affect in any way the right of the Company or a Subsidiary to terminate his employment at any time.  For the purposes of the Plan, any question as to whether and when there has been a termination of a Participant’s employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

10.6 Tax Withholding.  The Company shall have the right to withhold from any payment hereunder amounts sufficient to satisfy all Federal, state, local or other withholding tax requirements.

10.7 Expenses.  The Company will bear all expenses incurred in administering this Plan and no part thereof shall be charged against any Participant’s Account or any amounts distributable hereunder.

10.8 Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; rather, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

10.9 Successors.  The terms and conditions of the Plan and each Deferral Election shall inure to the benefit of and bind the Company and the Participants, and their successors, assigns and personal representatives.

10.10 Code Section 409A.  The Plan and all deferrals hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A.  The Plan and all deferrals shall be administered, interpreted and construed in a manner consistent with Code Section 409A.  Should any provision of the Plan or any Deferral Election be found not to comply with, or to effectuate exemption from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of any affected Participant, in such manner as the Committee determines to be necessary to comply with, or to effectuate exemption from, Code Section 409A.

10.11 Governing Law.  The provisions of the Plan shall be construed and interpreted according to the laws of the Commonwealth of Kentucky without giving effect to conflict of law principles thereof.

Adopted by the Organization & Compensation Committee:  December 9, 2010

Schedule A

Participating Subsidiaries

American Dental Plan of North Carolina, Inc.

American Dental Providers of Arkansas, Inc.

American Tax Credit Corporate Georgia Fund III, L.L.C.

Availity, L.L.C.

CAC - Florida Medical Centers, LLC

CareNetwork, Inc.

CarePlus Health Plans, Inc.

Cariten Health Plan Inc.

Cariten Insurance Company

CHA HMO, Inc.

CHA Service Company

CompBenefits Company

CompBenefits Corporation

CompBenefits Dental, Inc.

CompBenefits Direct, Inc.

CompBenefits Insurance Company

CompBenefits of Alabama, Inc.

CompBenefits of Georgia, Inc.

Competitive Health Analytics, Inc.

Corphealth Provider Link, Inc.

Corphealth, Inc.

CPHP Holdings, Inc.

DefenseWeb Technologies, Inc.

Dental Care Plus Management, Corp.

DentiCare, Inc.

Emphesys Insurance Company

Emphesys, Inc.

Green Ribbon Health, L.L.C.

Health Value Management, Inc.

Healthcare E-Commerce Initiative, Inc.

HUM INT, LLC

HUM-e-FL, Inc.

HUM-Holdings International, Inc.

Humana Active Outlook, Inc.

Humana AdvantageCare Plan, Inc.

Humana Benefit Plan of Illinois, Inc.

Humana Dental Company

Humana Employers Health Plan of Georgia, Inc.

Humana Europe, Ltd.

Humana Government Network Services, Inc.

Humana Health Benefit Plan of Louisiana, Inc.

Humana Health Insurance Company of Florida, Inc.

Humana Health Plan Interests, Inc.

Humana Health Plan of California, Inc.

Humana Health Plan of Ohio, Inc.

Humana Health Plan of Texas, Inc.

Humana Health Plan, Inc.

Humana Health Plans of Puerto Rico, Inc.

Humana Innovation Enterprises, Inc.

Humana Insurance Company

Humana Insurance Company of Kentucky

Humana Insurance Company of New York

Humana Insurance of Puerto Rico, Inc.

Humana MarketPOINT of Puerto Rico, Inc.

Humana MarketPOINT, Inc

Humana Medical Plan of Michigan, Inc.

Humana Medical Plan of Pennsylvania, Inc.

Humana Medical Plan of Utah, Inc.

Humana Medical Plan, Inc.

Humana Military Dental Services, Inc.

Humana Military Healthcare Services, Inc.

Humana Pharmacy, Inc.

Humana Veterans Healthcare Services, Inc.

Humana-Vitality, LLC

Humana WellWorks LLC

Humana Wisconsin Health Organization Insurance Corporation

HumanaCares, Inc.

HumanaDental Insurance Company

HumanaDental, Inc.

Humco, Inc.

Hummingbird Coaching Systems LLC

Independent Care Health Plan

INFOCUS Technology, Inc.

Kanawha HealthCare Solutions, Inc.

Kanawha Insurance Company

KMG America Corporation

Managed Care Indemnity, Inc.

PHP Companies, Inc.

Preferred Health Partnership of Tennessee, Inc.

Preferred Health Partnership, Inc.

Preservation on Main, Inc.

Sensei, Inc.

Texas Dental Plans, Inc.

The Dental Concern, Inc.

The Dental Concern, Ltd.

516-526 West Main Street Condominium Council of Co-Owners, Inc.